UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 10, 2003
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following statement was released by Caterpillar Inc. on February 10, 2003. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

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February 10, 2003

FOR IMMEDIATE RELEASE:

Caterpillar and BHP Billiton finalize US$1.5 billion Global Alliance

Five-year agreement teams up world's leading mining equipment manufacturer with world's largest diversified natural resources company

PEORIA, Ill. - Caterpillar Inc. (NYSE: CAT) and BHP Billiton announced today a five-year global alliance during which Caterpillar will supply an estimated US$1.5 billion in equipment and support to BHP Billiton's diversified global resources operations.

BHP Billiton is a long-standing Caterpillar customer and is currently the world's largest user of mining equipment. Under the agreement, Caterpillar and its global network of dealers will supply BHP Billiton with a full line of mining equipment and support products to satisfy the majority of its global requirements.

"We are extremely pleased and excited to have been chosen by BHP Billiton to be their primary supplier of mining equipment," said Dick Benson, President of Caterpillar's Global Mining Division. "This alliance brings together two world class companies with a common vision and joint goals; it will redefine the way mining companies and suppliers work together to optimize their resources and enhance customer value."

The BHP Billiton alliance is the largest mining customer alliance in Caterpillar's 77-year history and further solidifies the company as the preferred provider of high quality machines and unmatched support for the industries it serves.

"Caterpillar has a proven track record in quality, machine availability, and efficient technology utilization," said Bob Kirkby, President BHP Billiton Carbon Steel Materials. "After a full evaluation of the Group's equipment and support needs for the coming years, we believe that this alliance with Caterpillar will deliver significant cost benefits to BHP Billiton, while also providing the platform to implement and benchmark coordinated process improvements across our global operations."

For more than 75 years, Caterpillar Inc. has been building the world's infrastructure and, in partnership with its worldwide dealer network, is driving positive and sustainable change on every continent. With 2002 sales and revenues of US$20.15 billion, Caterpillar is a technology leader and the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at www.cat.com.

About BHP Billiton

BHP Billiton is the world's largest diversified resources company. It is distinguished from other resource companies by the quality of its assets; its deep inventory of growth projects; its customer-focused marketing; its diversification across countries, commodities and markets; and its Petroleum business.

With some 38,000 employees working in more than 100 operations in approximately 20 countries, BHP Billiton occupies industry leader or near industry leader positions in major commodity businesses including aluminium, energy coal and metallurgical coal, copper, ferro-alloys, iron ore and titanium minerals. The Group also has substantial interests in oil, gas, liquefied natural gas, nickel, diamonds and silver. More information is available at: www.bhpbilliton.com

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

February 10, 2003	By:	/s/James B. Buda
James B. Buda
Vice President